Exhibit 99.1

    Standard Pacific Corp. Reports a 153% Increase in Third Quarter EPS to a Record $1.72 and Raises Guidance for Full Year to $5.65 to $5.75 Per Share

    IRVINE, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Standard Pacific Corp.

(NYSE: SPF) today reported the Company's 2003 third quarter results:

Financial and Operating Highlights - 2003 Third Quarter vs. 2002 Third Quarter

     -  EPS rose 153% to a record $1.72

     -  Net income of $57.9 million, up 156% over 2002

     -  Record third quarter homebuilding revenues of $624 million, up 35%

        year-over-year

     -  Record third quarter deliveries of 2,244 new homes, up 43% from last year

     -  Gross margin percentage improves 530 bp's year-over-year to 21.7%

     -  Adjusted Homebuilding EBITDA of $105 million, an increase of 104% over

        2002*

     -  LTM return on average equity improves 640 bp's year-over-year to 21.6%

     -  New orders rise 24% to a third quarter record 2,148 homes

     -  Record third quarter backlog of 4,684 presold homes valued at

        $1.6 billion, up 25%

     -  Raising 2003 full year guidance to $5.65 to $5.75 per share, an increase of up to 57% from last year

     -  Initial guidance established for 2004 of $6.40 to $6.50 per share

     *  For a definition of Adjusted Homebuilding EBITDA and a reconciliation of net income to Adjusted Homebuilding EBITDA and cash flows from operating activities to Adjusted Homebuilding EBITDA, please see the

        Selected Financial Data included herewith.

    Net income for the three months ended September 30, 2003 increased 156% to

$57.9 million, or $1.72 per diluted share, compared to $22.6 million, or $0.68 per diluted share last year.

    Stephen J. Scarborough, Chairman and Chief Executive Officer, commented,

"Our record results for the quarter reflect continued strength in demand for new housing and our significant and growing position in some of the largest and strongest housing markets in the country.  Our existing operations in

California and Arizona saw meaningful year-over-year increases in new home deliveries, revenues and operating profits while our new Southeastern region is on target to generate 33% of our companywide deliveries in 2003.  The significance of our Southeastern presence was further enhanced last week with the announced acquisition of Coppenbarger Homes in Jacksonville, Florida.

This acquisition will complement our recent expansion in the Southeast where we are projected to generate nearly 3,800 deliveries in 2004 with revenues of

$700 million.

    "The success of our business model is further validated by our rapidly improving return on average shareholders' equity which was 21.6% for the last twelve months," Mr. Scarborough said.  "This positive trend reflects the growing contributions from our investments last year in the Southeast and our extremely profitable franchise and growing share of the important California market.  We have made considerable progress in improving our homebuilding gross margin percentage and we remain committed to further improving our operating performance, including our asset utilization, and expect our return on equity for the full year to increase from where we are today.  Evidence of our success in managing our asset base is reflected in the reduction in completed and unsold units which declined 65% from a year ago to 80 homes companywide, or 0.6 per community on average.

    "While we are extremely pleased with the record operating results for the third quarter, we are even more excited about the outlook for the rest of this year and 2004," Mr. Scarborough noted.  "Our enthusiasm is supported by our record new home orders for the quarter which, at 2,148 homes, were up 24%

year-over-year.  Orders were up in all seven states in which we operate, and were strongest in our largest and most profitable markets in California,

Arizona and Florida.  The strength of our orders contributed to our record quarter end backlog of nearly $1.6 billion, up 25% over last year.  Traffic levels remain strong in most of our markets and our cancellation rate at 20%

is slightly below the prior year level.

    "Our future growth prospects are supported by an extremely strong land pipeline," Mr. Scarborough said.  "At quarter end we controlled nearly

37,500 lots, up 35% from a year ago and consistent with our strategy of maintaining a 3 to 4 year supply.  We have been able to continue to secure well-located land parcels in the increasingly constrained California markets and have been extremely pleased with our ability to grow our lot position and community count throughout our new Southeastern region.  Our success in

Florida and the Carolinas reflects the reputation and talent of the management teams in our acquired operating divisions."

    Mr. Scarborough continued, "We are raising our full year guidance for 2003 to $5.65 to $5.75 per share which represents a potential 57% increase over our

2002 earnings and would generate a five-year compound annual growth rate of

30%.  We are targeting homebuilding revenues of  $2.3 billion for the year driven by the projected delivery of 7,500 new homes, excluding 600 joint venture deliveries.  For the 2003 fourth quarter, our earnings are expected to be between $1.95 and $2.05 per share, representing up to a 30% year-over-year increase, based on the delivery of 2,375 new homes, excluding 200 joint venture deliveries, with homebuilding revenues of $750 million.

    "We are also introducing our initial guidance for 2004 which is estimated to be between $6.40 and $6.50 per share.  We are targeting 9,400 deliveries,

excluding 400 joint venture new homes, and revenues of $3.0 billion.  To support our 25% increase in projected deliveries next year, we are planning on opening over 30 new communities in the fourth quarter and over 100 in 2004, up approximately 20% year-over-year.  As a result of the seasonal nature of our business and the timing of new community openings, we expect that approximately 60% of our profits next year will be generated in the second half of the year."

    Mr. Scarborough concluded, "As we continue to execute our growth strategy our financial position remains strong.  Our homebuilding leverage remains well within our target range and we have continued to maintain a well diversified capital structure and significant liquidity.  During the quarter, we took advantage of favorable capital market conditions and interest rates and issued

$150 million of new five year 6.5% senior notes which we plan to use, in part,

to retire higher cost debt."

    Homebuilding

    Homebuilding pretax income for the 2003 third quarter was up 166% to

$93.6 million compared to $35.2 million last year.  The higher level of pretax income was driven by a 35% increase in homebuilding revenues, a 530 basis point improvement in our homebuilding gross margin percentage, a 40 basis point decrease in the Company's SG&A rate and an $11.9 million increase in joint venture income.

    Homebuilding revenues for the 2003 third quarter were $623.9 million compared to $462.3 million in the year earlier period.  The 35% increase in revenues was driven by a 38% increase in new home deliveries (exclusive of joint ventures), which was partially offset by a 3% decrease in the Company's average home price.  Excluding the 725 homes delivered from our new Florida and Carolina operations, consolidated deliveries were up 22%.

    During the quarter the Company delivered 728 new homes in California

(exclusive of joint ventures), a 35% increase over the 2002 third quarter.

Including joint ventures, deliveries were up 49% in California to 892 homes,

which reflects strong housing market conditions in most areas of the state.

Deliveries were up 66% in Southern California to 727 new homes (including

110 joint venture deliveries) and up 2% in Northern California to 165 new homes (including 54 joint venture deliveries).  In Arizona, deliveries were up

17% to 452 new homes.  This increase was due to a resurgence of orders in the

Phoenix housing market earlier in the year.  Deliveries were essentially flat in Texas at 116 homes and were down 20% in Colorado to 59 new homes.  Both of these regions continue to experience weak economic conditions and sluggish demand for new housing.  The Company delivered 584 new homes in Florida compared to 289 homes last year and 141 new homes in the Carolinas versus

99 in the 2002 third quarter.  Of the Company's three acquisitions in the

Southeastern United States last year, two closed in the second quarter of 2002 while the third closed midway through the third quarter.  The delivery levels in this region reflect generally healthy housing market conditions for the price points served by our operations.

    During the third quarter the Company's average home price declined 3% to

$298,000.  The lower selling price reflects the Company's efforts to broaden its price points in its existing markets as well as our expansion into the

Southeastern United States where our average price is expected to be approximately $175,000 for 2003.  The average home price in California

(exclusive of joint ventures) was flat compared to the year earlier period at

$500,000.  While we have continued to experience general price increases in the state due to strong demand for new housing, we have continued to pursue opportunities in lower price points and in more affordable markets.  Our average home price in Arizona was up 3% to $178,000 reflecting a change in the mix of new homes delivered.  The Company's average home price in Texas was down 9% and primarily reflects a shift in mix to lower priced homes.  The

Company's average home prices in Florida and the Carolinas were $182,000 and

$138,000, respectively, and reflect a product orientation towards the entry level and first-time move-up buyer.

    The Company's homebuilding gross margin percentage was up 530 basis points year-over-year and up 100 basis points from the prior quarter to 21.7%.  The increase in the year-over-year gross margin percentage was driven primarily by higher margins in California and Arizona and above average margins in Florida.

Last year's homebuilding gross margin was adversely impacted by the effect of the purchase accounting adjustments recorded in connection with our three acquisitions during 2002, as well as the 2002 third quarter charges related to our decision to exit the Houston market and to an impairment charge related to certain of our Colorado projects.  Homebuilding margins in Texas and Colorado are still well below our companywide average reflecting the impact of slower economic conditions in those regions.  For the full year, the Company expects its homebuilding gross margin percentage to be approximately 21% compared to

18.1% last year.  The higher gross margin percentage reflects our ability to raise home prices in most of our California and Florida markets as a result of strong demand and improving margins in Arizona due to volume and cost efficiencies.

    Selling, general and administrative expenses (including corporate G&A) for the 2003 third quarter were 9.3% of homebuilding revenues compared to 9.7%

last year.  The decrease in SG&A expenses as a percentage of homebuilding revenues was due primarily to the economies of scale realized from our significant increase in revenues.  This improvement in our SG&A rate reverses a trend over the past year where our SG&A rate was higher year-over-year as a result of our expansion into the Southeast where we generally incur higher levels of sales and marketing costs and G&A expenses.  We expect that our SG&A rate for the fourth quarter will be lower than the third quarter as a result of the benefit of higher revenue levels.

    Income from unconsolidated joint ventures was up $11.9 million to

$17.8 million and was driven by an increase in joint venture deliveries from

62 homes last year to 164 homes this year and from an increase in joint venture income from land sales to other builders.  For the full year we expect to generate approximately $57 million in joint venture income from

600 deliveries as well as land sales to other builders.

    New orders for the quarter, including joint ventures, were up 24% to a record 2,148 new homes on a 5% increase in average community count.  The

Company's cancellation rate declined for the quarter to 20% versus 21% last year.  Orders were off 23% in Southern California on a 32% decline in average new home communities, up 128% in Northern California on a 57% higher community count, up 72% in Arizona on a 6% higher community count, up 5% in Texas on a

28% lower community count and up 40% in Colorado on a flat community count.

For the 2003 third quarter the Company generated 464 net new orders in Florida from 30 active selling communities and 120 orders in the Carolinas from 8 communities.  The orders generated in California, Arizona, Florida and the

Carolinas generally reflect healthy housing market conditions in those regions while the order levels in Texas and Colorado still reflect the impact of generally weak economic conditions on the demand for new housing.

    The record level of new home orders for the third quarter resulted in a record third quarter backlog of 4,684 presold homes (including 327 joint venture homes) valued at an estimated $1.6 billion (including $167 million of joint venture backlog), an increase of 25% from the September 30, 2002 backlog value.

    The Company ended the third quarter with 128 active selling communities, a slight decrease over the year earlier period.  The lower community count total compared to the prior year is primarily the result of strong order trends in many of our markets and faster than anticipated sellouts in our communities.

The Company is planning to open approximately 30 - 35 new communities over the balance of the year compared to 15 in last year's fourth quarter which would result in a total of approximately 85 new community openings for all of 2003,

a 35% to 40% increase over the total number of communities opened in 2002.  By the end of 2003 the Company expects to have approximately 155 - 160 active subdivisions, which would be approximately a 15% increase over the 2002 year-

end community count level.  For 2004, the Company is planning on opening

100 to 110 new communities and targeting 185 to 200 active communities at the end of 2004, a 20% to 25% increase over this year.

    Financial Services

    Third quarter revenues for the Company's financial services segment, which represents our mortgage banking operations throughout California and in South

Florida, were up 41% to $4.1 million compared to $2.9 million last year.  The higher level of revenues was driven by a 99% increase in the volume of mortgage loans sold, which was offset, in part, by a decrease in the margins generated on loans sold.  The higher level of loan volume was driven by an increase in our California new home deliveries and the commencement of loan originations in South Florida at the end of last year.  The lower margins on loans sold resulted from the volatile interest rate environment experienced during the 2003 third quarter.

    Expenses for the financial services segment were up 67% during the quarter and were the result of higher revenue and earnings levels and from expenses incurred in connection with our expansion into the South Florida market.

    Financial services joint venture income, which is derived from mortgage banking joint ventures with third party financial institutions which operate in conjunction with our homebuilding divisions in Arizona, Texas, Colorado,

the Carolinas, and Tampa and Southwestern Florida, was up 32% to $864,000.

The higher level of income was primarily due to the addition of the Florida and Carolina joint venture last year through the acquisition of Westfield

Homes and increased deliveries in Arizona.

    Redemption of 81/2% Senior Notes due 2007

    On October 27, 2003, the Company will redeem in full its $100 million

81/2% Senior Notes due 2007 at a price of 102.833% of par.  The Company will incur a fourth quarter after-tax charge of approximately $2.0 million, or

$0.06 per share, for the early extinguishment of these notes.

    A conference call to discuss the Company's third quarter earnings will be held at 11:00 a.m. Eastern time today.  The call will be broadcast live over the Internet and can be accessed through the Company's website at

www.standardpacifichomes.com/investor/investors.asp .  The call will also be accessible via telephone by dialing (800) 915-4836.  The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast.  A replay of the conference call will also be available by dialing (800) 428-6051

(Code 309043).

    Standard Pacific, one of the nation's largest homebuilders, has built homes for more than 59,000 families during its 37-year history.  The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers.  Standard Pacific operates in some of the strongest housing markets in the country with operations in major metropolitan areas in

California, Texas, Arizona, Colorado, Florida and the Carolinas.  The Company

provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Family Lending Services, SPH Mortgage, WRT

Financial, Westfield Home Mortgage, Universal Land Title of South Florida and

SPH Title.  For more information about the Company and its new home developments please visit our website at:  www.standardpacifichomes.com .

    This news release contains forward-looking statements.  These statements include but are not limited to statements regarding:  the Company's growing market position; improving operating performance, including expected returns on shareholders' equity; the outlook for the remainder of 2003 and 2004; the

Company's plan to use a portion of the proceeds from its recent 61/2% senior notes offering to retire higher cost debt; that 60% of 2004 profits are expected to be generated in the second half of the year; orders and backlog;

the Company's three to four year lot supply; expected new community openings and active sub-divisions; the Company's earnings, deliveries and revenue estimates for the fourth quarter, full year 2003 and 2004; the Company's expected SG&A rate; expected average home prices; the Company's expected homebuilding gross margin percentage for 2003; and expected joint venture income and deliveries.  Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors -- many of which are out of our control and difficult to forecast -- that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to:  local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land,

building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for single-family homes; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of our business; governmental regulation, including the impact of "slow growth" or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities;

adverse weather conditions and natural disasters; environmental matters; risks relating to our mortgage banking operations, including hedging activities;

future business decisions and our ability to successfully implement our operational, growth and other strategies; litigation and warranty claims; and

other risks discussed in our filings with the Securities and Exchange

Commission, including in our Annual Report on Form 10-K for the year ended

December 31, 2002.  We assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements.  We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

                     STANDARD PACIFIC CORP. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 (Dollars in thousands, except per share amounts)

                                   (Unaudited)

                                                      Three Months Ended

                                                         September 30,

    Homebuilding:                                     2003           2002

     Revenues                                       $623,936       $462,252

     Cost of sales                                  (488,653)      (386,666)

      Gross margin                                   135,283         75,586

     Selling, general and administrative expenses    (58,239)       (44,954)

     Income from unconsolidated joint ventures        17,779          5,835

     Interest expense                                 (1,662)        (1,472)

     Other income                                        407            177

      Homebuilding pretax income                      93,568         35,172

    Financial Services:

     Revenues                                          4,064          2,881

     Expenses                                         (3,800)        (2,272)

     Income from unconsolidated joint ventures           864            656

     Other income                                        106             93

      Financial services pretax income                 1,234          1,358

    Income before taxes                               94,802         36,530

    Provision for income taxes                       (36,905)       (13,913)

    Net Income                                       $57,897        $22,617

    Earnings Per Share:

     Basic                                             $1.78          $0.70

     Diluted                                           $1.72          $0.68

    Weighted Average Common Shares Outstanding:

     Basic                                        32,571,581     32,540,965

     Diluted                                      33,589,951     33,409,731

    Cash Dividends Per Share                           $0.08          $0.08

                             Selected Operating Data

                                                      Three Months Ended

                                                        September 30,

    New homes delivered:                              2003           2002

     Southern California                                 617            401

     Northern California                                 111            137

      Total California                                   728            538

     Texas                                               116            118

     Arizona                                             452            385

     Colorado                                             59             74

     Florida                                             584            289

     Carolinas                                           141             99

      Consolidated total                               2,080          1,503

    Unconsolidated joint ventures:

      Southern California                                110             37

      Northern California                                 54             25

       Total unconsolidated joint ventures               164             62

     Total                                             2,244          1,565

    Average selling price of homes delivered:

     California (excluding joint ventures)          $500,000       $500,000

     Texas                                          $265,000       $291,000

     Arizona                                        $178,000       $173,000

     Colorado                                       $307,000       $299,000

     Florida                                        $182,000       $194,000

     Carolinas                                      $138,000       $140,000

     Consolidated (excluding joint ventures)        $298,000       $307,000

     Unconsolidated joint ventures (California)     $545,000       $509,000

     Total (including joint ventures)               $316,000       $315,000

    Net new orders:

     Southern California                                 382            433

     Northern California                                 295            126

       Total California                                  677            559

     Texas                                               120            114

     Arizona                                             546            317

     Colorado                                             88             63

     Florida                                             464            430

     Carolinas                                           120             71

       Consolidated total                              2,015          1,554

     Unconsolidated joint ventures:

      Southern California                                 59            141

      Northern California                                 74             36

       Total unconsolidated joint ventures               133            177

    Total                                              2,148          1,731

     Average number of selling communities

      during the period:

      Southern California                                 18             24

      Northern California                                 17             11

     Texas                                                18             25

     Arizona                                              19             18

     Colorado                                             12             12

     Florida                                              30             19

     Carolinas                                             8              5

      Consolidated total                                 122            114

     Unconsolidated joint ventures:

      Southern California                                  3              7

      Northern California                                  5              3

       Total unconsolidated joint ventures                 8             10

    Total                                                130            124

    Selected Operating Data (continued)

                                                         At September 30,

    Backlog (in homes):                                2003           2002

     Southern California                                 966          1,048

     Northern California                                 431            230

      Total California                                 1,397          1,278

     Texas                                               167            186

     Arizona                                             946            675

     Colorado                                            176             92

     Florida                                           1,541          1,301

     Carolinas                                           130            117

      Consolidated total                               4,357          3,649

     Unconsolidated joint ventures:

      Southern California                                198            226

      Northern California                                129             89

       Total unconsolidated joint ventures               327            315

    Total                                              4,684          3,964

    Backlog (estimated dollar value in thousands):

     Consolidated total                           $1,389,030     $1,076,819

     Unconsolidated joint ventures (California)      167,429        171,170

      Total                                       $1,556,459     $1,247,989

    Building sites owned or controlled:

     Southern California                               9,126          6,173

     Northern California                               3,589          3,168

      Total California                                12,715          9,341

     Texas                                             3,095          2,812

     Arizona                                           5,013          4,063

     Colorado                                          1,622          1,576

     Florida                                          11,827          7,838

     Carolinas                                         3,234          2,097

      Total                                           37,506         27,727

     Total building sites owned                       19,469         15,692

     Total building sites optioned                    11,890          9,517

     Total joint venture lots                          6,147          2,518

      Total                                           37,506         27,727

    Completed and unsold homes                            80            227

    Homes under construction                           4,197          3,710

                             Selected Financial Data

                              (Dollars in thousands)

                                                       Three Months Ended

                                                         September 30,

                                                      2003           2002

    Net income(1)                                    $57,897        $22,617

    Net cash provided by (used in)

     operating activities(1)                         $69,601       $(35,992)

    Net cash provided by (used in)

     investing activities(1)                        $(18,042)      $(80,200)

    Net cash provided by (used in)

     financing activities(1)                        $127,661       $101,941

    Adjusted Homebuilding EBITDA(2)                 $105,270        $51,679

    Homebuilding SG&A as a percentage

     of homebuilding revenues                           9.3%           9.7%

    Homebuilding interest incurred                   $20,037        $15,181

    Homebuilding interest capitalized

     to inventories owned                            $18,375        $13,709

    Ratio of LTM Adjusted Homebuilding EBITDA

     to homebuilding interest incurred                  4.8x           4.1x

     (1) As determined in accordance with accounting principles generally accepted in the United States.

     (2) Adjusted Homebuilding EBITDA means net income (plus cash distributions of income from unconsolidated joint ventures) before

         (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d)

         noncash impairment charges, if any, (e) homebuilding depreciation and amortization, (f) income from unconsolidated joint ventures, and (g)

         income from financial services subsidiary.  Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures)

         differently.  We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing.  However, it should be noted that Adjusted

         Homebuilding EBITDA is a non-GAAP financial measure.  Due to the significance of the GAAP components excluded, Adjusted Homebuilding

         EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by accounting principles generally accepted in the United States.  The tables set forth below reconcile net cash provided by (used in) operating activities and net income, calculated and presented in accordance with accounting principles generally accepted in the United States, to Adjusted

         Homebuilding EBITDA:

                                                             Four Fiscal

                                 Three Months Ended        Quarters Ended

                                    September 30,           September 30,

                                  2003        2002        2003       2002

                                            (Dollars in thousands)

    Net cash provided by (used in)

     operating activities       $69,601    $(35,992)   $(11,975)   $41,891

    Add:

     Income taxes                36,905      13,913     112,986     63,282

     Homebuilding interest

      expense                     1,662       1,472       6,593      4,584

     Expensing of previously

      capitalized interest

      included in cost

      of sales                   18,686      10,022      59,383     46,291

     Noncash impairment

      charges                        --       8,952          --     14,351

    Less:

     Income from financial

      services subsidiary           264         609       5,487      3,805

     Depreciation and

      amortization from

      financial services

      subsidiary                     83          51         302        176

    Net changes in operating

     assets and liabilities:

     Mortgages, other notes

      and receivables           (16,676)     12,428       6,268     10,583

     Inventories-owned           22,743      65,083     246,391     61,106

     Inventories-not owned        1,094     (12,857)    (21,234)   (14,263)

     Deferred income taxes        4,099      (2,310)     (2,395)    (2,006)

     Other assets                (4,332)      7,464        (650)     8,163

     Accounts payable            (4,066)     (3,333)      2,000      6,781

     Accrued liabilities        (29,766)    (12,503)    (89,698)   (12,076)

     Liabilities from

      inventories not owned       5,667          --      31,478         --

    Adjusted Homebuilding

     EBITDA                    $105,270     $51,679    $333,358   $224,706

                       Selected Financial Data (continued)

                                                            Four Fiscal

                                 Three Months Ended       Quarters Ended

                                    September 30,          September 30,

                                  2003        2002        2003       2002

                                           (Dollars in thousands)

    Net income                  $57,897     $22,617    $176,944    $97,692

    Add:

     Cash distributions of

      income from unconsolidated

      joint ventures              8,219       1,220      37,062     27,839

     Income taxes                36,905      13,913     112,986     63,282

     Homebuilding interest

      expense                     1,662       1,472       6,593      4,584

     Expensing of previously

      capitalized interest

      included in cost of sales  18,686      10,022      59,383     46,291

     Noncash impairment charges      --       8,952          --     14,351

     Homebuilding depreciation

      and amortization              808         583       3,152      2,794

    Less:

     Income from unconsolidated

      joint ventures             18,643       6,491      57,275     28,322

     Income from our financial

      services subsidiary           264         609       5,487      3,805

    Adjusted Homebuilding

     EBITDA                    $105,270     $51,679    $333,358   $224,706

                                Balance Sheet Data

                 (Dollars in thousands, except per share amounts)

                                                         At September 30,

                                                       2003           2002

    Stockholders' equity per share                    $27.56         $22.51

    Ratio of total debt to total book

     capitalization (1)                                56.0%          51.4%

    Ratio of adjusted net homebuilding

     debt to total book capitalization (2)             47.9%          49.2%

    Ratio of total debt to LTM adjusted

     homebuilding EBITDA (1)                            3.4x           3.5x

    Ratio of adjusted net homebuilding debt

     to LTM adjusted homebuilding EBITDA (2)            2.5x           3.2x

    Homebuilding interest capitalized in

     inventories owned                               $38,818        $35,409

    Homebuilding interest capitalized as

     a percentage of inventories owned                  2.4%           2.5%

     (1) Total debt at September 30, 2003 and 2002 includes $52.1 million and

         $56.3 million, respectively, of indebtedness of the Company's financial services subsidiary and $1.7 million and $0 million,

         respectively, of indebtedness included in liabilities from inventories not owned.

     (2) Net homebuilding debt reflects the offset of $262.6 million and

         $6.8 million in cash and equivalents at September 30, 2003 and 2002,

         respectively, against homebuilding debt of $1,090 million and

         $722 million, respectively. Adjusted net homebuilding debt at

         September 30, 2003 and 2002 is further adjusted to exclude

         $52.1 million and $56.3 million, respectively, of indebtedness of the

         Company's financial services subsidiary and $1.7 million and $0,

         respectively, of indebtedness included in liabilities from inventories not owned.  We believe that the adjusted net homebuilding debt to total book capitalization and net adjusted homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of our ability to obtain financing.  These are non-GAAP ratios and other companies may calculate these ratios differently.

                     STANDARD PACIFIC CORP. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 (Dollars in thousands, except per share amounts)

                                   (Unaudited)

                                                      Nine Months Ended

                                                        September 30,

    Homebuilding:                                    2003           2002

     Revenues                                     $1,538,866     $1,192,899

     Cost of sales                                (1,219,360)      (986,198)

      Gross margin                                   319,506        206,701

     Selling, general and administrative expenses   (156,768)      (111,271)

     Income from unconsolidated joint ventures        39,906         13,341

     Interest expense                                 (5,149)        (4,045)

     Other income                                      1,034            357

      Homebuilding pretax income                     198,529        105,083

    Financial Services:

     Revenues                                         13,882          8,580

     Expenses                                        (10,478)        (6,187)

     Income from unconsolidated joint ventures         2,253          1,482

     Other income                                        210            189

      Financial services pretax income                 5,867          4,064

    Income before taxes                              204,396        109,147

    Provision for income taxes                       (79,747)       (42,753)

    Net Income                                      $124,649        $66,394

    Earnings Per Share:

     Basic                                             $3.85          $2.14

     Diluted                                           $3.74          $2.07

    Weighted Average Common Shares Outstanding:

     Basic                                        32,361,335     31,037,223

     Diluted                                      33,337,208     32,013,143

    Cash Dividends Per Share                           $0.24          $0.24

                             Selected Operating Data

                                                       Nine Months Ended

                                                         September 30,

    New homes delivered:                              2003           2002

     Southern California                               1,356          1,115

     Northern California                                 352            403

      Total California                                 1,708          1,518

     Texas                                               345            365

     Arizona                                           1,095          1,038

     Colorado                                            170            211

     Florida                                           1,430            517

     Carolinas                                           380             99

      Consolidated total                               5,128          3,748

     Unconsolidated joint ventures:

      Southern California                                301            114

      Northern California                                107             25

       Total unconsolidated joint ventures               408            139

     Total                                             5,536          3,887

    Average selling price of homes delivered:

     California (excluding joint ventures)          $505,000       $474,000

     Texas                                          $270,000       $283,000

     Arizona                                        $179,000       $173,000

     Colorado                                       $309,000       $325,000

     Florida                                        $182,000       $205,000

     Carolinas                                      $136,000       $140,000

     Consolidated (excluding joint ventures)        $296,000       $318,000

     Unconsolidated joint ventures (California)     $544,000       $513,000

     Total (including joint ventures)               $314,000       $325,000

    Net new orders:

     Southern California                               1,466          1,605

     Northern California                                 626            558

      Total California                                 2,092          2,163

     Texas                                               366            404

     Arizona                                           1,474          1,187

     Colorado                                            258            225

     Florida                                           1,937            711

     Carolinas                                           429             71

      Consolidated total                               6,556          4,761

     Unconsolidated joint ventures (California)

      Southern California                                275            327

      Northern California                                193            114

       Total unconsolidated joint ventures               468            441

     Total                                             7,024          5,202

    Average number of selling communities

     during the period:

     Southern California                                  21             24

     Northern California                                  14             13

     Texas                                                20             24

     Arizona                                              21             20

     Colorado                                             12             11

     Florida                                              30              9

     Carolinas                                             9              2

      Consolidated total                                 127            103

     Unconsolidated joint ventures:

      Southern California                                  4              6

      Northern California                                  5              2

       Total unconsolidated joint ventures                 9              8

     Total                                               136            111

                     STANDARD PACIFIC CORP. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                              (Dollars in thousands)

                                                 September 30,  December 31,

                                                     2003           2002

                                                         (Unaudited)

    ASSETS

    Homebuilding:

     Cash and equivalents                           $262,554        $22,245

     Mortgage notes receivable and accrued interest    6,009          3,682

     Other notes and receivables                      36,286         34,451

     Inventories:

      Owned                                        1,602,791      1,267,374

      Not owned                                      107,120        108,389

     Investments in and advances to

      unconsolidated joint ventures                  141,262        122,460

     Property and equipment, net                       7,317          7,524

     Deferred income taxes                            17,548         18,611

     Other assets                                     22,479         19,097

     Goodwill                                         60,908         58,062

                                                   2,264,274      1,661,895

    Financial Services:

     Cash and equivalents                             13,837          5,406

     Mortgage loans held for sale                     57,021        109,861

     Other assets                                      3,040         14,964

                                                      73,898        130,231

      Total Assets                                $2,338,172     $1,792,126

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Homebuilding:

     Accounts payable                                $72,828        $71,439

     Accrued liabilities                             173,582        147,677

     Liabilities from inventories not owned           18,585         46,155

     Trust deed and other notes payable               18,421         16,670

     Senior notes payable                            922,614        473,469

     Senior subordinated notes payable               148,915        148,854

                                                   1,354,945        904,264

    Financial Services:

     Accounts payable and other liabilities            2,257          2,116

     Mortgage credit facilities                       52,110        111,988

                                                      54,367        114,104

      Total Liabilities                            1,409,312      1,018,368

    Minority Interests                                30,320             --

    Stockholders' Equity:

     Preferred stock, $0.01 par value;

      10,000,000 shares authorized;

      none issued                                         --             --

     Common stock, $0.01 par value;

      100,000,000 shares authorized;

      32,605,983 and 32,183,630 shares

      outstanding, respectively                          326            322

     Additional paid-in capital                      377,619        369,723

     Retained earnings                               520,595        403,713

      Total Stockholders' Equity                     898,540        773,758

       Total Liabilities and

        Stockholders' Equity                      $2,338,172     $1,792,126

SOURCE  Standard Pacific Corp.

    -0-                             10/27/2003

    /CONTACT:  Andrew H. Parnes, Senior Vice President of Standard Pacific

Corp., +1-949-789-1616/

    /Web site:  http://www.standardpacifichomes.com /

    (SPF)

CO:  Standard Pacific Corp.

ST:  California

IN:  CST FIN RLT

SU:  ERN ERP CCA